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                                                                  EXHIBIT 99-1

                          CONTACT: MEDIA RELATIONS
Public Service Co. of Colorado          Southwestern Public Service Company
      (303) 294-8900                              (806) 378-2116
                         CONTACT: INVESTOR RELATIONS
Public Service Co. of Colorado          Southwestern Public Service Company
      (303) 294-2588                              (806) 378-2841

FOR IMMEDIATE RELEASE

                                 REFERENCE: PSCO & SPS MERGER APPROVED BY SEC,
                                              COMPANIES TO CLOSE MERGER AUG. 1

August 1, 1997

     DENVER - The long-awaited merger between Public Service Co. of Colorado and Southwestern Public Service Company cleared the final regulatory hurdle in the companies' plans to combine under a common holding company - New Century Energies. This two-year effort marks the first successful merger of more than 20 pending or withdrawn investor-owned electric utility mergers or acquisitions recently announced in the midst of major utility restructuring.

     The Securities and Exchange Commission approved the merger in a written order received Friday, August 1. With this SEC approval, the merger will become effective Aug. 1. The OK from the SEC follows numerous federal and state regulatory approvals already received from such entities as the Federal Energy Regulatory Commission and the public utility commissions in the six states in which the new company will operate - Colorado, Texas, New Mexico, Wyoming, Kansas and Oklahoma. The merger was originally announced August 1995.

     With the completion of the merger, shares will begin trading on the New York Stock Exchange on Aug. 4. It will trade under the "NCE" symbol and be one of the nation's largest geographic electricity and natural gas companies.

     "Considering the dramatic efforts of the two companies in the past two years, it is an understatement to say that we are extremely pleased that our merger of equals has been finally approved," said Bill D. Helton, the new chairman and CEO of New Century Energies.

     "As we said two years ago and we repeat today, this merger is about providing our customers with continued reliable services at low rates. We expect to save $770 million in costs during the next 10 years from this merger, and these savings will be reflected in lower energy bills for our customers." Helton noted that electricity customers in Colorado are already enjoying the benefits of an $18 million annual rate reduction, and customers in areas served by Southwestern Public Service have been guaranteed similar savings.

     Wayne Brunetti, current president and CEO of Public Service Co. of Colorado and vice chairman, president and chief operating officer of New Century Energies, said this merger is important for shareholders, as it enhances their investment in the evolving electricity and natural gas marketplace.

     "New Century Energies offers an opportunity to leverage our strengths, reduce our weaknesses and move ahead as a leaner and much more competitive player in the national and international energy marketplace," he said.

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     The new holding company will include the operating companies of Public
Service Co. of Colorado, Southwestern Public Service Co. and Cheyenne Light, Fuel and Power. Additionally, New Century Energies will be the parent company of various subsidiaries including Quixx Corp., e prime, Natural Fuels Corp., Utility Engineering and WestGas Interstate, Inc. The newest subsidiary - New Century International - owns a 50 percent interest in the United Kingdom's Yorkshire Electricity Group, which serves approximately 2 million customers in central England.

     New Century Energies will have annual operating revenues of more than $3 billion and serve more than 1.6 million electric customers and a million natural gas customers. NCE will employ approximately 6,300 employees, with corporate headquarters in Denver.

NCE OFFICERS & BOARD OF DIRECTORS

     As previously disclosed, the chairman and chief executive officer of New Century Energies is Bill D. Helton. Wayne H. Brunetti is vice chairman, president and chief operating officer. Other key officers under NCE include Richard C. Kelly, executive vice president and chief financial officer; Patricia T. Smith, senior vice president and general counsel; David M. Wilks, president of retail services; Doyle R. Bunch, senior vice president of corporate planning and development; and Henry H. Hamilton, executive vice president of commodity services.

     The board of directors of New Century Energies is made up of six directors from Southwestern Public Service Co.'s board and eight directors from the former Public Service Co. of Colorado board. The directors from Southwestern are: Bill D. Helton, Coney C. Burgess, Danny H. Conklin, Giles
M. Forbess, R.R Hemminghaus and J. Howard Mock. Directors from Public Service Co. of Colorado are: Wayne H. Brunetti, Gayle L. Greer, A. Barry Hirshfeld, Will F. Nicholson, Jr., J. Michael Powers, Rodney E. Slifer, W. Thomas Stephens and Robert G. Tointon.

DIVIDEND INFORMATION

     It is anticipated that New Century Energies initially will pay dividends on its common stock of $2.32 annually, subject to final determination by the NCE board of directors. The board's determination will be based on NCE's results of operations, financial condition, capital requirements and other relevant considerations.

SHAREHOLDER INFORMATION

     A shareholder rights plan has been adopted that automatically attaches the right to purchase preferred stock to each share of NCE common stock. Details of the rights plan - which may only be exercised under certain conditions - will be mailed to all common stockholders in the near future.

     The Bank of New York has been selected by the board as the transfer agent for NCE stock.

     New Century Energies' Internet address is http://www.psco.com.






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